As independent public accountants, we hereby consent to the use of our report dated August 1, 1996 included in the 1996 Semi-Annual Report for Pioneer Income (the Fund) (and to all references to our firm) included in or made a part of the Fund's Post-Effective Amendment No. 58 to Registration Statement File No. 2-28273 and Amendment No. 27 to Registration Statement File No. 811-1605.


                                             Arthur Andersen LLP




Boston, Massachusetts
November 26, 1996